Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Partners of
Crosstex Energy GP, L.P.:
     We have audited the accompanying balance sheet of Crosstex Energy GP, L.P. as of December 31, 2005. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Crosstex Energy GP, L.P. as of December 31, 2005 in conformity with U. S. generally accepted accounting principles.

/s/ KPMG LLP
Dallas, Texas
May 16, 2006

CROSSTEX ENERGY GP, L.P.
Balance Sheet
December 31, 2005
(In thousands)

December 31,
2005
ASSETS

Cash	$1

Total current assets	1

Investment in Crosstex Energy, L.P.	11,522

Total assets	$11,523

PARTNERS’ EQUITY

Partners’ equity	$11,523

Total partners’ equity	$11,523

See accompanying notes to balance sheet.

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheet
December 31, 2005
(1) Organization
     (a) Organization
          Crosstex Energy GP, L.P. (the “General Partner”) is a Delaware limited partnership formed on July 12, 2002, to become the General Partner of Crosstex Energy, L.P. The General Partner is an indirect wholly-owned subsidiary of Crosstex Energy Holdings Inc. The General Partner owns a 2% general partner interest in Crosstex Energy, L.P. (“CELP”).
(2) Significant Accounting Policies
     (a) Cash and Cash Equivalents
          The General Partner considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
     (b) Federal Income Taxes
          No provision is made in the accounts of the General Partner for federal or state income taxes because such taxes are liabilities of the individual partners, and the amounts thereof depend upon their respective tax situations. The tax returns and amounts of allocable General Partner revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations result in changes to allocable General Partner revenues and expenses, the tax liability of the Partners could be changed accordingly.
     (c) Management’s Use of Estimates
          The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.
     (d) Cash Distributions
          In accordance with the partnership agreement, CELP must make distributions of 100% of available cash, as defined in the partnership agreement, within 45 days following the end of each quarter. Distributions will generally be made 98% to the common and subordinated unitholders (other than the senior subordinated unitholders) and 2% to the General Partner, subject to the payment of incentive distributions to the extent that certain target levels of cash distributions are achieved. Under the incentive distribution provisions, generally the General Partner is entitled to 13% of amounts CELP distributes in excess of $0.25 per unit, 23% of the amounts CELP distributes in excess of $0.3125 per unit, and 48% of amounts CELP distributes in excess of $0.375 per unit.
     (e) New Accounting Pronouncements
          In June 2005 the FASB ratified EITF Issue 04-5, a framework for addressing when a limited partnership should be consolidated by its general partner. The framework presumes that a sole general partner in a limited partnership controls the limited partnership, and therefore should consolidate the limited partnership. The presumption of control can be overcome if the limited partners have (a) the substantive ability to remove the sole general partner or otherwise dissolve the limited partnership or (b) substantive participating rights. The EITF reached a conclusion on the circumstances in which either kick-out rights or participating rights would be considered substantive and preclude consolidation by the general partner. The EITF concluded that for kick-out rights to be considered substantive, the conditions specified in paragraph B20 of FIN 46R should be met. With regard to the definition of participating rights that would preclude consolidation by the general partner, the EITF concluded that the definition of those rights should be consistent with those in EITF Issue 96-16. The EITF also reached a conclusion on the transition for Issue 04-05, which is effective to the Partnership on January 1, 2006. This EITF will have a material impact on our financial statements because it will require the consolidation of CELP.

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheet
December 31, 2005
          In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123R), which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements. The provisions of SFAS No. 123R are effective for the first annual reporting period that begins after June 15, 2005. CELP will adopt this standard on January 1, 2006 and will elect the modified-prospective transition method. Under the modified-prospective method, awards that are granted, modified, repurchased, or canceled after the date of adoption should be measured and accounted for in accordance with SFAS No. 123R. The unvested portion of awards that are granted prior to the effective date will be accounted for in accordance with SFAS No. 123R. CELP expects that stock option grants will continue to be a significant part of employee compensation, and therefore, SFAS No. 123R will have a significant impact on its financial statements. The General Partner does not expect SFAS No. 123R to significantly impact its financial statements since it only owns a 2% general partner interest in CELP.
          In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Since the obligation to perform the asset retirement activity is unconditional, FIN 47 provides that a liability for the fair value of a conditional asset retirement obligation should be recognized if that fair value can be reasonably estimated, even though uncertainty exists about the timing and/or method of settlement. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation under FASB Statement No. 143. FIN 47 is effective at December 31, 2005, and had no significant impact on CELP’s financial position or the General Partner’s financial position.
          In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and requires retrospective application to prior period financial statements of voluntary changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The consolidated financial position, results of operations or cash flows will only be impacted by SFAS No. 154 if CELP implements a voluntary change in accounting principle or corrects accounting errors in future periods.
(3) Investment in Crosstex Energy, L.P.
          At December 31, 2005, the General Partner’s 2% interest in Crosstex Energy, L.P. is the General Partner’s only unconsolidated affiliate. The 2% interest is accounted for by the equity method. The following is condensed balance sheet data for Crosstex Energy, L.P. (in thousands):

December 31,
2005
ASSETS
Current assets	$479,775
Property and equipment, net	667,142
Fair value of derivative assets	7,633
Intangible assets, net	255,197
Goodwill, net	6,568
Other assets, net	8,843

Total assets	$1,425,158

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheet
December 31, 2005

December 31,
2005
LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$491,456
Long-term debt	516,129
Deferred tax liability	8,437
Minority interest	4,274
Fair value of derivative liabilities	3,577
Partners’ equity	401,285

Total liability and partners’ equity	$1,425,158

(4) General Partner Liability
          Unitholders do not directly or indirectly participate in the management or operation of CELP. As the General Partner of CELP, we owe a fiduciary duty to the unitholders as limited by the partnership agreement. We are liable for all of CELP’s debts (to the extent not paid from CELP’s assets), except for indebtedness or other obligations that are made specifically non-recourse to us. Whenever possible, we intend to incur indebtedness or obligations on a non-recourse basis.
(5) Commitments and Contingencies
     (a) Employment Agreements
          Each member of executive management of CELP is a party to an employment contract with the Partnership. The employment agreements provide each member of senior management with severance payments in certain circumstances and prohibit each such person from competing with the Partnership or its affiliates for a certain period of time following the termination of such person’s employment.
     (b) Environmental Issues
          CELP acquired the south Louisiana processing assets from the El Paso Corporation in November 2005. One of the acquired locations, the Cow Island Gas Processing Facility, has a known active remediation project for benzene contaminated groundwater. The cause of contamination was attributed to a leaking natural gas condensate storage tank. The site investigation and active remediation being conducted at this location is under the guidance of the Louisiana Department of Environmental Quality (LDEQ) based on the Risk-Evaluation and Corrective Action Plan Program (RECAP) rules. In addition, CELP is working with the LDEQ and the Louisiana State University, Louisiana Water Resources Research Institute, on the development and implementation of a new remediation technology that will drastically reduce the remediation time as well as the costs associated with such remediation projects. The estimated remediation costs are expected to be approximately $0.3 million. Since this remediation project is a result of previous owners’ operation and the actual contamination occurred prior to CELP’s ownership, these costs were accrued as part of the purchase price.
          CELP acquired LIG Pipeline Company and its subsidiaries on April 1, 2004. Contamination from historical operations was identified during due diligence at a number of sites owned by the acquired companies. The seller, AEP, has indemnified CELP from these identified sites. Moreover, AEP has entered into an agreement with a third-party company pursuant to which the remediation costs associated with these sites have been assumed by this third-party company that specializes in remediation work. CELP does not expect to incur any material liability with these sites. In addition, CELP has disclosed possible Clean Air Act monitoring deficiencies it discovered to the Louisiana Department of Environmental Quality and is working with the department to correct these deficiencies and to address modifications to facilities to bring them into compliance. CELP does not expect to incur any material environmental liability associated with these issues.
          CELP acquired assets from Duke Energy Field Services, or DEFS, in June 2003 that have environmental contamination, including a gas plant in Montgomery County near Conroe, Texas. At Conroe, contamination from historical operations has been identified at levels that exceed the applicable state action levels. Consequently, site investigation and/or remediation are underway to address these impacts. The estimated remediation cost for the Conroe plant site is currently estimated to be approximately $3.2 million. Under the purchase agreement, DEFS has retained liability for cleanup of the Conroe site. Moreover, a third-party company has assumed the remediation costs associated with the Conroe site. Therefore, CELP does not expect to incur any material environmental liability associated with the Conroe site.

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheet
December 31, 2005
     (c) Other
          CELP is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims would not individually or in the aggregate have a material adverse effect on its financial position.
(6) Subsequent Events
          Hanover Acquisition. On February 1, 2006, CELP acquired 48 amine treating plants from a subsidiary of Hanover Compression Company for $51.5 million. After this acquisition CELP has approximately 151 treating plants in operation and a total fleet of approximately 190 units.
          Anticipated Chief Acquisition. On May 2, 2006, CELP announced that it will acquire the natural gas gathering pipeline systems and related facilities of Chief Holdings, LLC in the Barnett Shale for $480.0 million. CELP expects to close the transaction by June 29, 2006.